                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     Rochester Gas and Electric Corporation
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               David C. Heiligman
- -------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
- -------------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:
- -------------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
- -------------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:
- -------------------------------------------------------------------------------
    Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
 -------------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:
- -------------------------------------------------------------------------------
    3) Filing Party:
- -------------------------------------------------------------------------------
    4) Date Filed:
- -------------------------------------------------------------------------------


3-SCHINF.PCD

                     (LOGO OF ROCHESTER GAS AND ELECTRIC)

                    Rochester Gas and Electric Corporation
                   89 East Avenue . Rochester, NY 14649-0001
                                (716) 546-2700

                          --------------------------
                           NOTICE OF ANNUAL MEETING
                          OF SHAREHOLDERS TO BE HELD
                                APRIL 18, 1995
                          --------------------------

     We would like to invite you to attend our 1995 annual meeting of shareholders. This year the meeting will be held at the Rochester Riverside Convention Center on Tuesday, April 18, 1995 at 11 A.M. The convention center is located at 123 East Main Street in downtown Rochester, New
York.

     The purpose of the meeting is to elect four Class III directors to serve for three-year terms expiring in 1998 and to transact any other business properly brought before the meeting or any adjournments.

     Common shareholders of record at the close of business on February 27, 1995 are entitled to notice of and to vote on all matters at the meeting.

     The proxy statement accompanying this notice contains information of importance to you as a shareholder. We urge you to review this information and sign and return your proxy in the enclosed envelope.

     By order of the Board of Directors,

            Roger W. Kober
            Chairman of the Board, President and
                Chief Executive Officer

            David C. Heiligman
            Vice President, Finance and
                Corporate Secretary

March 6, 1995
                 ---------------------------------------------
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
                  PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY
                 ---------------------------------------------

                    Rochester Gas and Electric Corporation
                   89 East Avenue . Rochester, NY 14649-0001
                                (716) 546-2700

                                ---------------
                                PROXY STATEMENT
                                ---------------

General

     The enclosed proxy is solicited by the Board of Directors of Rochester Gas and Electric Corporation (Company) for voting at the annual meeting of shareholders on April 18, 1995, or at any adjournments thereof. Shareholders may revoke their proxies at any time before they are voted.

     Common shareholders of record at the close of business on February 27, 1995 are entitled to notice of the meeting. Each share is entitled to one vote on each matter presented at the meeting. As of February 1, 1995, the Company had outstanding 37,831,935 shares of Common Stock.

     Duff & Phelps Investment Management Company, 55 East Monroe Street, Chicago, Illinois, 60603, was the beneficial owner of 2,146,900 shares, or 5.7% of the Company's Common Stock as of December 31, 1994. These shares are being held for the account of Duff & Phelps Utilities Income Inc. (the "Fund"), a closed-end, diversified management investment company that invests primarily in equity and fixed income securities of companies in the public utilities industry. Duff & Phelps Investment Management Company is under contract as the Fund's investment advisor and in such capacity has the power to dispose of and to vote all 2,146,900 shares. The Company is not aware of any other beneficial owner of over 5% of the Common Stock outstanding.

Voting of Proxies

     The enclosed proxy is for shares of Common Stock held in your name. The proxy includes any shares held for you under the Automatic Dividend Reinvestment and Stock Purchase Plan as a shareholder, as well as your RG&E Savings Plus Plan or Employee Stock Ownership Plan shares if you are an employee. Your shares will be voted in accordance with your instructions on the proxy. If you sign and return a proxy but do not provide voting instructions, your shares will be voted for the election of nominees for directors. If you do not return a proxy and you are an RG&E Savings Plus Plan participant, the trustee will vote your Savings Plus shares for the election of nominees for directors. However, no other shares will be voted unless you return a proxy.

     Under the Company's bylaws, a majority of the shares entitled to vote must be present in person or represented by proxy before any action can be taken at the meeting. The election of the nominees for directors will be decided by plurality vote. Shareholder proxies will be received and tabulated by an independent agent, and the vote will be certified by an independent Inspector of Election. If a shareholder withholds a vote for one or more directors, the shareholder's shares will be counted in determining the quorum for the meeting but will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker account and has given specific instructions, the shares will be voted in accordance with those instructions.
If no voting instructions are given, under New York Stock Exchange rules the broker may exercise discretionary authority and vote for the Board of Directors nominees.

Election of Directors

     The Board of Directors presently consists of twelve members, divided into three equal classes, designated as Class III, Class I and Class II with terms expiring at the 1995, 1996 and 1997 annual meetings, respectively.

     The following identifies the nominees standing for election as Class III directors at the 1995 annual meeting and the continuing Class I and Class II directors, including each individual's principal occupation and business experience for at least five years. The Class III directors will be elected for a three-year term expiring at the 1998 annual meeting.

Nominees - Class III
For Term Expiring in 1998

Angelo J. Chiarella, age 61, serves as President and Chief Executive Officer of Midtown Holdings Corp. (real estate development and leasing), a position he has held since 1971. He is a director of Transmation, Inc. and has been a director of the Company since 1992.

Jay T. Holmes, age 52, was named Senior Vice President and Chief Administrative Officer of Bausch & Lomb Incorporated (healthcare and optics) in November 1994. He previously served as Senior Vice President - Corporate Affairs and Secretary of Bausch & Lomb. Mr. Holmes is a director of Bausch & Lomb and has been a director of the Company since 1992.

David K. Laniak, age 59, was named Executive Vice President and Chief Operating Officer of the Company and elected to the Board of Directors in August 1994. Mr. Laniak has held numerous senior management positions with the Company. He served as Senior Vice President of Gas, Electric Distribution and Customer Services prior to assuming his present position. Mr. Laniak is a director of ACC Corporation.

Cornelius J. Murphy, age 64, has served as Senior Vice President of Goodrich & Sherwood Company (management consulting and human resource services) since 1990. Prior to assuming his current responsibilities, Mr. Murphy held a number of senior management positions at Eastman Kodak Company, where he served as Senior Vice President and Project Manager, Office of the Chief Executive until March 1989. He is a director of Transmation, Inc. and has been a director of the Company since 1981.

Continuing Directors - Class I
Term Expiring in 1996

William Balderston III, age 67, served as Executive Vice President of The Chase Manhattan Corporation (bank holding company) from August 1991 until his retirement in December 1993. Mr. Balderston previously held numerous executive positions at Chase Lincoln First Bank, a former subsidiary of The Chase Manhattan Corporation, serving as Vice Chairman to January 1993, as President and Chief Executive Officer from January 1991 to September 1991 and as Chairman of the Board, Chief Executive Officer and President from July 1986 to January 1991. He is a director of Bausch & Lomb Incorporated and Home Properties of New York, Inc. Mr. Balderston has been a director of the Company since 1982.

William F. Fowble, age 56, was Senior Vice President and Executive Vice President, Imaging, Eastman Kodak Company (photographic equipment and supplies, chemicals and health products) from January 1992 until retirement in December 1993. He served as Group Vice President and General Manager, Photographic Products, Eastman Kodak, from January 1990 to January 1992 and as Senior Vice President and General Manager, Manufacturing, Distribution and Field Support from June 1986 to January 1990. Mr. Fowble is a director of CMC Industries, Inc. and has been a director of the Company since 1990.

Roger W. Kober, age 61, was named Chairman of the Board, President and Chief Executive Officer of the Company in January 1992, after serving as President and Chief Executive Officer from June 1991 to January 1992, as President and Chief Operating Officer from December 1988 to June 1991 and as Senior Vice President, Production and Engineering from January 1988 to December 1988. Mr. Kober is a director of Home Properties of New York, Inc. He has been a director of the Company since 1988.

Constance M. Mitchell, age 66, was Program Director of the Industrial Management Council of Rochester, New York, Inc. until her retirement in June 1989. She previously served as Community Relations Coordinator of the Industrial Management Council. Mrs. Mitchell serves as a board member or officer of numerous civic and philanthropic organizations, including the Urban League of Rochester and United Way of Greater Rochester. Mrs. Mitchell has been a director of the Company since 1981.

Continuing Directors - Class II
Term Expiring in 1997

Allan E. Dugan, age 54, has served as Senior Vice President, Corporate Strategic Services, Xerox Corporation (office equipment and financial services) since February 1992. Prior to joining Xerox Corporation in March 1990 as Senior Vice President and General Manager, Manufacturing Operations Worldwide, he served as Vice President of Manufacturing Transmission Systems, American Telephone and Telegraph Company. Mr. Dugan has been a director of the Company since 1991.

Theodore L. Levinson, age 61, was President and Chief Executive Officer of Star Supermarkets, Inc. (former retail food chain) until 1982. He was appointed Vice President of Peter J. Schmitt Co., Inc. in 1982 and President and Chief Executive Officer of Martek Investors, Inc. (formerly Star Supermarkets, Inc.) in 1983, positions he held until retiring in 1986. Mr. Levinson has been a director of the Company since 1979.

Arthur M. Richardson, age 68, has served as President of the Richardson Capital Corporation (venture capital) since 1985. He previously held numerous executive positions at Security Norstar Bank, Security New York State Corporation and its predecessor banks before retiring as Chairman of the Board of Security Norstar Bank in 1985. Mr. Richardson is a director of Goulds Pumps, Inc., Raymond Corporation and Transmation, Inc. He has been a director of the Company since 1982.

M. Richard Rose, age 62, was President of the Rochester Institute of Technology from 1979 until his retirement in June 1992. He was previously President of Alfred University. Dr. Rose is a director of Raymond Corporation, Baldwin Technologies Corporation and Webcraft Technologies, Inc. He has been a director of the Company since 1988.

Security Ownership of Management

     The following table shows beneficial ownership of the Company's Common Stock as of February 1, 1995 for each director and nominee, as well as each executive officer named in the Summary Compensation Table. No director, nominee or executive officer beneficially owns over .02% of the outstanding shares, and the total beneficially owned by all directors, nominees and executive officers as a group represents .09% of the shares outstanding.


                                                                                     Total Shares of
                                     Shares of                  Accrued              Common Stock or
                                    Common Stock              Common Stock            Common Stock
Name of Beneficial Owner          Beneficially Owned(1)    Equivalent Units(2)       Equivalent Units

William Balderston III                   1,091                       0                    1,091
Angelo J. Chiarella                      1,222                   2,028                    3,250
Allan E. Dugan                             300                   1,200                    1,500
William F. Fowble                          150                   2,128                    2,278
David C. Heiligman                       3,419                   3,219                    6,638
Jay T. Holmes                              600                   2,184                    2,784
Roger W. Kober                           6,624                  14,488                   21,112
David K. Laniak                          5,256                   7,926                   13,182
Theodore L. Levinson                     1,100                       0                    1,100
Constance M. Mitchell                      484                     570                    1,054
Cornelius J. Murphy                      2,574                   1,592                    4,166
Thomas S. Richards                       1,728                   6,465                    8,193
Arthur M. Richardson                       200                   1,219                    1,419
M. Richard Rose                            677                   2,142                    2,819
Robert E. Smith                          3,300                   6,660                    9,960

All Directors, Nominees
and Executive Officers as
a Group (19 Individuals)                35,769                  60,516                   96,285

(1) Includes shares over which the director, nominee or executive officer has direct or indirect voting or investment power, as well as indirect family holdings of which the following persons disclaim beneficial ownership: Mr. Chiarella, 218 shares; Mr. Heiligman, 108 shares; and Mr. Kober, 3,048 shares.

(2) Includes Common Stock equivalent units accrued under the Company's Long Term Incentive Plan, 401k Restoration Plan and Directors' Deferred Compensation Plan for which the director, nominee or executive officer does not have voting rights.

Meetings and Standing Committees of the Board of Directors

     The Board of Directors met ten times during 1994. All nominees attended at least 75% of the total meetings of the Board and the committees on which they served.

     Executive and Finance Committee. The Executive and Finance Committee, with certain exceptions, possesses all of the authority of the Board of Directors. During 1994, the Committee met five times. Messrs. Balderston, Dugan, Kober, Murphy and Richardson (Chairman) are currently members of the Committee.

     Audit Committee. It is the function of the Audit Committee to monitor on behalf of the Board of Directors the integrity of the Company's financial statements and its financial reporting process. In pursuit of this function, the Committee monitors the systems of internal control which management has established to safeguard the assets of the Company and the internal policies and procedures that exist to provide that the Company is in compliance with all applicable laws, regulations and ethical business practices. The Committee also recommends to the Board the independent accounting firm to be retained by the Company for the ensuing year, reviews the results of the accounting firm's examination of the Company's financial statements and recommends any action deemed necessary. During 1994, the Committee met three times. Messrs. Chiarella, Dugan, Fowble, Levinson, Rose and Mrs. Mitchell (Chairman) are currently members of the Committee.

     Committee on Management. The Committee on Management is responsible for the review and recommendation to the Board of the Company's executive compensation and benefits program, including awards under the Company's annual Executive Incentive Plan and the Long Term Incentive Plan. The Committee sets the compensation of the Chief Executive Officer and reviews the compensation levels of members of management proposed by the Chief Executive Officer. The Committee reviews organizational structure, corporate goals and objectives and management development, including management succession. During 1994, the Committee met five times. Messrs. Balderston, Fowble, Murphy (Chairman), Richardson and Rose are currently members of the Committee.

     Committee on Directors. The Committee on Directors is responsible for all matters relating to directors, including such things as evaluation of director performance, director compensation, director succession and corporate governance issues. The Committee recommends to the Board of Directors candidates to be nominated for election as directors at the annual meeting of shareholders and to fill any vacancies on the Board. During 1994, the Committee met twice. Messrs. Balderston, Holmes (Chairman), Richardson and Mrs. Mitchell are currently members of the Committee. Shareholders wishing to recommend candidates for nomination to the Board should submit in writing to the Secretary of the Company the name of the nominee, a statement of qualifications and the written consent of the person so named. Suggestions received prior to October 1, 1995 will be considered by the Committee when recommending nominees for election at the 1996 annual meeting of shareholders.

Report of the Committee on Management on Executive Compensation

     The Committee on Management is appointed by the Board of Directors of the Company. Its objective is to assure that executive compensation is fair and reasonable to customers, shareholders and employees by providing competitive compensation linked to the achievement of Company goals. The Committee provides to the Board a detailed review of all aspects of compensation for the senior officer positions and the Executive Management Team. Members of the Committee and other members of the Board are available to meet with the management team or with individual members of management to discuss Company matters as needed.

     The Company has retained the services of a compensation consulting firm to advise the Committee on the reasonableness of compensation paid to senior officers of the Company as compared to the external market for executives, including both utility companies and general industry. To facilitate this process, the Committee has sponsored two consultant studies regarding executive compensation in the last six years. The studies indicated that Company compensation levels were significantly below the average for comparable utility companies, and based on the studies, the Committee adjusted the Company's compensation objectives to the targets discussed below. The studies also facilitated establishment of short and long term incentive programs.

     Components of Compensation. The executive compensation program consists of three components. The first component is base salary, which is predicated on competitive market conditions, positional qualifications, including years of experience, and the individual performance level of the executive. The Company's target base compensation objective for its top five executive positions is to be fully competitive with utility companies in the Edison Electric Institute (EEI) revenue class of $600 million to $2 billion (33 parent companies) in the second highest paid quartile of this class. The average base pay for RG&E's executives in 1994 was 3.9% below the median base pay of the companies in the EEI salary comparison group.

     The second component is annual incentive compensation. A substantial portion of the annual compensation of each officer relates to, and is contingent upon, the performance of the Company, as well as the individual contribution of each officer. As a result, a portion of each officer's total potential compensation is variable.

     The Company established an Executive Incentive Plan in 1992, which provides for the payment of annual performance bonus awards to key employees of the Company if established performance objectives are met. Awards may range from 5% to 25% of the midpoint of a participant's salary grade, and the amount of an award earned, if any, will depend upon the level of the performance goal met.
If certain exceptional performance is achieved, awards could be doubled. Performance goals are established annually by the Committee on Management and approved by the Board of Directors. The annual award will be paid in cash in the year following the year in which it was earned. The Plan is largely self funded in that no payouts can be made unless the Company exceeds the return on equity objective by an amount sufficient to cover the target level of any incentive award.

     The Executive Incentive Plan objectives for 1994, which were equally weighted, consisted of three categories: (1) return on equity, (2) price of product, and (3) five corporate operating objectives pertaining to customer service, employee safety, affirmative action, employee productivity, and customer satisfaction which were approved by the Committee. The Committee monitored the Company's performance regarding these objectives throughout the year. Based upon 1994 performance results, the computations of which were reviewed by the Company's independent auditors, the Company achieved 148% of the combined financial, price and corporate operating objectives set under the Plan. The financial objective was evaluated excluding the $33.7 million cost related to the Company's retirement enhancement program, as the Committee deemed that program will have a significant long term economic benefit to the Company. The gas cost adjustment deferral was included in determining the average unit retail price for gas which precluded achievement of the gas price objective. The bonus awards for 1994, as reported in the Summary Compensation Table, reflect the achievement of earning 148% of the Targeted Plan Award for 1994, as determined by the Committee and as approved by the Board of Directors. Twenty percent of the bonus awards was based upon the achievement of individual performance objectives.

     The third component of executive compensation is long term incentive compensation, which is designed to ensure the continuing success of the Company and is directly tied to the Company's Common Stock performance. The Company established a Long Term Incentive Plan (LTIP) in 1993. The Committee may recommend to the Board of Directors the granting of annual awards to key employees of 500 to 4,000 Performance Shares based on the participant's salary grade. The Performance Shares are RG&E Common Stock equivalents and will accumulate reinvested dividends over a three-year performance cycle (for phase-in purposes, the first performance cycle will be two years). At the end of the three-year performance cycle, the Company's average total shareholder return on Common Stock will be ranked with the 100 companies which comprise the Edison Electric Institute index of 100 investor-owned electric utilities. The Committee on Management may award from 0% to 200% of each participant's Performance Share Account based on the Company's ranking in the peer comparison. The number of Performance Shares payable to a participant will be valued based on the closing price of RG&E Common Stock at the end of the cycle.

     The Company's total executive compensation objective for its top five
executive positions   is to be fully competitive at the target level of the
salary comparison group. Total compensation is defined as the combination of base salary and short and long term incentives. Assuming a 100% award for the Long Term Incentive Plan in 1994 (no actual potential LTIP payout until 1996), the average total compensation for RG&E's top five executives would be 1.2% above the midpoint of the EEI salary comparison group.

     Chief Executive Officer Compensation. Mr. Kober's overall leadership of the Company was assessed, including implementation of a long range comprehensive business plan to appropriately position the Company in the competitive environment of the 1990s and the successful achievement of individual action plans regarding the Corporate Business Plan goals relating to financial objectives, and corporate initiatives regarding customer service, including customer partnerships, Continuous Process Improvement, Facilities Strategic Plan, Business Strategy Plan, work force reduction via an early retirement program and the Integrated Resource Plan. The Committee also took into consideration the Company's earnings per share from continuing operations, which increased from $2.19 in 1993 to $2.39 in 1994. This was the fourth straight year that earnings per share from continuing operations have increased under Mr. Kober's leadership. In recognition of these accomplishments, the Board of Directors, upon recommendation of the Committee, increased his annual base salary from $329,603 to $361,647, effective January 1, 1994. Although the Committee was favorably impressed by the achievement of a variety of objective performance indicators, the increase was subjectively determined. For comparative purposes, Mr. Kober's 1994 base salary is 14% below the midpoint of the EEI salary comparison group.

     As discussed above, a bonus award was paid to executives for achieving certain performance goals under the Executive Incentive Plan. As 20% of the potential award is based upon the achievement of individual performance objectives, the Committee also specifically reviewed Mr. Kober's performance during 1994. Mr. Kober met or exceeded all of his individual objectives for 1994. The Committee was also favorably influenced by Mr. Kober's accomplishments affecting the Company's financial and operating results, as
described above, and for his leadership in meeting reorganization goals.   Based
on this review, the Committee granted Mr. Kober 100% of the potential award, or $133,586, which represents approximately 27% of his total 1994 cash compensation. Although the Committee was favorably influenced by the achievement of a variety of performance indicators and other objective measurements, 20% of the award was subjectively determined.

     Mr. Kober was granted 4,000 Performance Shares in 1994 under the Long Term Incentive Plan which was previously summarized. For comparative purposes, the dollar equivalent value of the grant would be approximately 26% below the average value of the long term incentive award granted or paid in 1994 to the highest paid officer in the salary comparison group.

     Performance shares under the Long Term Incentive Plan link executive compensation directly with shareholder interest since both the targets and the payouts are measured in terms of shareholder value.

                                   Committee on Management

                                   Cornelius J. Murphy, Chairman
                                   William Balderston III
                                   William F. Fowble
                                   Arthur M. Richardson
                                   M. Richard Rose

Executive Compensation

     Executive Officers. The following tables show the compensation earned by the Company's chief executive officer and each of its four highest compensated executive officers at the end of 1994.

                          Summary Compensation Table

                                           Annual Compensation
Name and                                                                 All Other
Principal Position             Fiscal      Salary          Bonus        Compensation
at December 31, 1994            Year        ($)           ($) (1)         ($) (2)

ROGER W. KOBER                  1994      361,647         133,586          9,041
Chairman of the Board,          1993      329,603         108,844          8,240
President and                   1992      310,603          85,914          7,765
Chief Executive Officer

DAVID K. LANIAK                 1994      208,315          59,752          5,208
Executive Vice President        1993      202,275          43,407          5,057
and Chief Operating Officer     1992      189,989          34,264          4,749

ROBERT E. SMITH                 1994      208,943          53,274          5,224
Senior Vice President,          1993      202,846          43,407          5,071
Customer Operations             1992      191,369          34,264          4,784

THOMAS S. RICHARDS              1994      191,852          53,274          4,796
Senior Vice President,          1993      173,567          33,174          3,945
Corporate Services and          1992      159,000          23,492          3,975
General Counsel

DAVID C. HEILIGMAN              1994      145,851          30,466          3,646
Vice President, Finance         1993      141,593          24,823          3,540
and Corporate Secretary         1992      133,248          19,593          3,331


(1) Pursuant to the Executive Incentive Plan guidelines, the amount of annual awards depends upon the level of achievement of one-year goals.
     If performance is below a minimal level, no  award is earned.
     Actual amounts of annual awards earned under the plan are shown.

(2)  Company contributions to RG&E Savings Plus Plan (401k).


         Long Term Incentive Plan - Awards in Last Fiscal Year (1994)
                                                                 Estimated Future Payouts
                                                               Under Non-Stock Price-Based
                                                                         Plans
                                   Number of      Performance
                                  Common Stock      or Other
Name and                           Equivalent     Period Until
Principal Position                   Units         Maturation    Threshold   Target   Maximum
at December 31, 1994                  (1)          or Payout       (No.)       (No.)    (No.)

ROGER W. KOBER                       4,000          3 Years       0 - 3,999    4,000    8,000
Chairman of the Board,
President and
Chief Executive Officer

DAVID K. LANIAK                      2,250          3 Years       0 - 1,999    2,250    4,500
Executive Vice President
and Chief Operating Officer

ROBERT E. SMITH                      2,000          3 Years       0 - 1,999    2,000    4,000
Senior Vice President,
Customer Operations

THOMAS S. RICHARDS                   2,000          3 Years       0 - 1,999    2,000    4,000
Senior Vice President,
Corporate Services and
General Counsel

DAVID C. HEILIGMAN                   1,000          3 Years         0 - 999    1,000    2,000
Vice President, Finance
and Corporate Secretary


(1) Pursuant to the Long Term Incentive Plan, officers were granted a specific number of Performance Shares based upon their salary grade. Each Performance Share is deemed to be equivalent to one share of RG&E Common Stock. Stock dividend equivalents will be deemed to be paid and reinvested during the length of a performance cycle. The Committee on Management may award from 0% to 200% of each officer's performance share account at the end of a three-year performance cycle (1996 for this cycle) based on the Company's ranking against the Edison Electric Institute index of 100 investor-owned electric utilities for total shareholder return on a three-year average basis. The number of shares payable, if any, will be based on the average closing price of RG&E Common Stock for December 1996. Any award will be paid by March 1, 1997.

     Directors. Directors receive an annual retainer of $15,000, plus $700 for each Board or committee meeting attended. Committee chairmen and Executive and Finance Committee members receive an additional retainer of $2,000 and $1,500, respectively. If a director attends more than one Board or committee meeting on the same day, the fee for each subsequent meeting is $600. Officers of the Company receive no fees for their services as directors. The total amount of compensation paid to directors is comparable to the total compensation paid to directors of similar sized combination electric and gas utility companies.

     The Company has deferral plans under which a director's fees may either be deferred with interest in a cash account or deferred and converted to Common Stock equivalent units which earn dividends equal to dividends declared on the Company's Common Stock. In either case, deferred amounts are paid in cash, in a lump sum or over a period of up to ten years commencing no later than the director's 70th birthday.

Shareholder Return Comparison

      The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Standard & Poor's 500 index and the Edison Electric Institute index of 100 investor-owned electric utilities (EEI 100 index) for the past five years. Total return was calculated assuming investment of $100 on December 31, 1989 and reinvestment of all dividends. The Company changed the industry comparison index from the Standard & Poor's 24 electric utilities index (S&P 24) to the EEI 100 index, as the companies in the S&P 24 were all larger in size as to revenues, assets and capitalization when compared to the Company.

                             [GRAPH APPEARS HERE]

                 FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON
        AMONG RG&E, EEI 100 INDEX and S&P 500 INDEX AND THE S&P 24 INDEX

Measurement period                       EEI 100     S&P 500     S&P 24
(Fiscal year Covered)      RG&E           Index       Index      Index
- ---------------------      -----         -------     -------     ------

Measurement PT -
12/31/89                   $100          $100        $100        $100
FYE 12/31/90               $ 98.1        $101.4      $ 96.8      $102.6
FYE 12/31/91               $126.9        $130.6      $126.2      $133.6
FYE 12/31/92               $143.7        $140.6      $135.8      $141.4
FYE 12/31/93               $163.9        $156.2      $149.4      $159.3
FYE 12/31/94               $140.6        $138.1      $151.4      $138.4

Pension Plan Table

      The Company has a non-contributory, tax qualified, defined benefit pension plan, the RG&E Retirement Plan, and an unfunded, non-qualified plan, the RG&E Unfunded Retirement Income Plan. All employees, including executive officers, are eligible to participate in these plans. The annual pension benefit under the plans, taken together, is determined by years of service and salary. Under the Internal Revenue Code of 1986, the annual benefit payable by the funded plan was limited to $118,800 for 1994. The unfunded plan will provide those benefits which cannot be fully provided by the funded plan. The table below may be used to calculate the approximate annual benefits payable at normal retirement age
(65) under the two plans in specified remuneration and years-of-service classifications. The benefits as shown may be subject to deduction for Social Security benefits under the benefit formula.


     Average                    Retirement Benefits Based on Years of Service (2)
Annual Salary (1)       15           20           25           30          35          40         45
- -----------------    --------     -------      -------      -------     -------     -------     -------
    $550,000         264,600      292,100      319,600      347,100     374,600     402,100     429,600
     500,000         240,400      265,400      290,400      315,400     340,400     365,400     390,400
     450,000         216,100      238,600      261,100      283,600     306,100     328,600     351,100
     400,000         191,800      211,800      231,800      251,800     271,800     291,800     311,800
     350,000         167,600      185,100      202,600      220,100     237,600     255,100     272,600
     300,000         143,300      158,300      173,300      188,300     203,300     218,300     233,300
     250,000         119,000      131,500      144,000      156,500     169,000     181,500     194,000
     200,000          94,800      104,800      114,800      124,800     134,800     144,800     154,800
     150,000          70,500       78,000       85,500       93,000     100,500     108,000     114,000


(1) Based on average of three highest consecutive years of the last ten years before retirement. The amounts shown in the salary and bonus columns in the Summary Compensation Table (see page 8) constitute qualifying compensation under the plans.

(2) Table based on Retirement Plan formula pertaining to employees hired prior to July 1, 1965. The actual pension benefit for employees hired after July 1, 1965 will be less than the table amounts. Messrs.
     Kober, Laniak, Smith, Richards and Heiligman have been credited with 29, 40, 35, 11, and 31 years of service, respectively, under the plans.

     The RG&E Unfunded Retirement Income Plan will also pay Messrs. Kober and Laniak $292 and $467 per month, respectively, during retirement to replace retiree life insurance which the Company cancelled in 1985. These amounts are payable only after retirement and are limited to a total of 120 monthly payments, which will continue to be made to a designated beneficiary or to the estate of a recipient who dies prior to expiration of the 120-month period.

Miscellaneous

     The Company renewed two existing policies for directors and officers liability insurance, effective as of January 1, 1995. The policies insure the Company against any obligations it may incur as a result of the indemnification of its directors and officers. The premium cost was $803,000 for a one-year term. Coverage is provided by Associated Electric & Gas Insurance Services Limited (AEGIS) and Energy Insurance Mutual Limited.

     The Company also renewed a fiduciary liability insurance policy carried with AEGIS, effective as of May 1, 1994. The premium cost for this policy was $28,400 for a one-year term.

Independent Public Accountants

     Price Waterhouse, the Company's independent certified public accounting firm since 1958, was recommended by the Audit Committee and approved by the Board of Directors to be the Company's independent accounting firm for the year 1995. Representatives of Price Waterhouse are expected to be present at the meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions from shareholders.

Other Matters

     The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their judgment.

     Proxies will be solicited by mail, and Company employees may also solicit proxies by telephone or other electronic means. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus reasonable out-of-pocket expenses. The Company will pay all costs associated with soliciting proxies for the meeting. Proxy material will be mailed to shareholders on or about March 6, 1995.

     In order to be eligible for inclusion in the proxy material for the Company's 1996 annual meeting, any shareholder proposal to take action at such meeting must be received by the Company no later than November 7, 1995.


March 6, 1995

PROXY

                    ROCHESTER GAS AND ELECTRIC CORPORATION
                89 East Avenue, Rochester, New York 14649-0001
          This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints R. W. Kober, T. S. Richards and
D. C. Heiligman and each of them as proxies, with power of substitution, to vote all Common Stock of the undersigned, as directed on the reverse side, at the Rochester Gas and Electric Corporation Annual Meeting of Shareholders to be held on April 18, 1995 or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES.
                                         ---

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

[X]  Please mark
     votes as in
     this example.

1. ELECTION OF DIRECTORS
Nominees for Class III Directors:

A. J. Chiarella, J. T. Holmes,
D. K. Laniak and C. J. Murphy

[ ]  FOR
     ALL
     NOMINEES

[ ]  WITHHELD
     FROM ALL
     NOMINEES

     -------------------------------------------------------
[ ]  For all nominees except as noted above

2. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. As of March 6, 1995 the Board of Directors does not know of any other matters to come before the meeting.

[ ]  MARK HERE
     FOR ADDRESS
     CHANGE AND
     NOTE AT LEFT

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees for directors.

Signature: -------------------------------------------------
Date -------------------------------------------------------

Signature: -------------------------------------------------
Date -------------------------------------------------------

(Please sign exactly as name appears above)